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                                                                   EXHIBIT 3.5


                            CERTIFICATE OF AMENDMENT
                                       OF
                           ARTICLES OF INCORPORATION
                                       OF
                                LINCOLN BANCORP


              JOHN J. KEATING and RICHARD H. CLOSE certify that:

                 1. They are the President and Secretary, respectively, of LINCOLN BANCORP, a California Corporation.

                 2. A new Article Five shall be added to the Articles of Incorporation of this corporation, to read as follows:

                 "The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                 The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California General Corporation Law) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California General Corporation Law, subject only to applicable limits set forth in Section 204 of the California General Corporation Law with respect to actions for breach of duty to the corporation and its shareholder."

                 3. The foregoing amendment of the Articles of Incorporation has been duly approved the board of directors.

                 4. The foregoing amendment of the Articles of Incorporation has been duly approved by the required vote of the shareholders in accordance with Section 902 of the California Corporation Code. The total number of outstanding share of Common Stock of the corporation is 2,569,013. The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

                 We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge. This certificate is executed in Encino, California, on June 22, 1988.


                                                       /s/
                                       -------------------------------------
                                       John J. Keating, President


                                                       /s/
                                       -------------------------------------
                                       Richard H. Close, Secretary